5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING
(PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION)
(3-8-11)

Dear Shareholder:

The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 8:00 a.m. Central Daylight Time on Wednesday, May 18, 2011, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

Only shareholders who owned stock at the close of business on March 15, 2011 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1	Elect a Board of Directors;
2	Approve, by non-binding vote, a resolution regarding executive compensation;
3	Recommend, by non-binding vote, the frequency of executive compensation votes;
4	Approve an amendment to our Articles of Incorporation allowing certain changes in the number of Directors;
5	Ratify the appointment of our Independent Registered Public Accounting Firm for 2011; and
6	Attend to other business that may properly come before the meeting.

At the meeting we will also report on FBL's 2010 business results and other matters of interest to shareholders.

On March 31, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders containing instructions on how to access our 2011 Proxy Statement and Annual Report, and vote, online. The 2011 Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your Proxy Statement, Proxy Card and Annual Report over the Internet, if you received them by mail this year.

Enclosed with this Notice of Annual Meeting is the 2011 Proxy Statement and Proxy Card, and the 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition you may see our online annual report on our website, www.fblfinancial.com/2010AnnualReport. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the Proxy Card by mail, you may date, sign and mail the Proxy Card in the envelope provided.

By Order of the Board of Directors
David A. McNeill
Secretary

March 31, 2011

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL is making this proxy statement and proxy card, and its annual report on Form 10-K, available to stockholders electronically via the Internet. On March 31, 2011, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review on-line all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an e-mail copy, you must request one. There is no charge to you for requesting an e-mail copy.

Please make your request for a paper copy or e-mail copy of proxy materials related to the May 18, 2011 stockholders meeting on or before Wednesday, May 4, 2011 to facilitate timely delivery.

You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the Notice) in the subject line.)

•	By internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of eight Class A directors;
2) the non-binding approval of a resolution regarding executive compensation;
3) the non-binding advisory vote on the frequency of advisory votes on executive compensation;
4) the approval of our Articles of Incorporation allowing certain changes in the number of Directors; and
5) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2011.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the nominees for Class A directors, FOR the advisory vote on executive compensation, FOR an annual advisory vote on executive compensation, FOR the amendment to the Articles, and FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2011 (the record date) are entitled to vote at the annual meeting.

4	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy.

5	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be verified by an employee of our legal department who will be appointed as the inspector of election.

6	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them is forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

7	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in FBL's Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

8	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, BNYMellon Shareholder Services at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

9	Q:	How many shares can vote?
A:
As of the record date, March 15, 2011, ________ shares of Class A common stock, 1,192,990 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of ________ eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

10	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Other proposals at this meeting must receive more than 50% of the votes cast to be adopted, except for the frequency of vote on compensation matters. In that case, the choice of one, two or three years receiving the largest number of votes will be taken as the recommendation of the shareholders to the Company. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

11	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2011 can vote.

12	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2011 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your proxy gives authority to Craig Lang, FBL's Chairman, and Jim Hohmann, FBL's Chief Executive Officer, to vote on such matters at their discretion.

13	Q:	Who are the largest shareholders?
A:
Iowa Farm Bureau Federation is the principal shareholder as of March 15, 2011. It owned 15,393,807 shares of Class A common stock (____% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent ____% of the total potential votes. Farm Bureau Mutual Holding Company (“Farm Bureau Mutual”) through its subsidiaries Farm Bureau Property & Casualty Insurance Company (“Farm Bureau Property & Casualty”) and Western Agricultural Insurance Company (“Western Ag”) held 894,346 shares of Class A common stock (____% of that class) and 238,990 shares of Class B common stock, being ____% of that class; in total, ___% of the total potential votes. Iowa Farm Bureau Federation and the Farm Bureau Mutual companies share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors Inc. (“Dimensional”) has informed us by filing Schedule 13G that it is the beneficial owner of 2,407,786 shares of Class A common stock as of December 31, 2010, 8.1% of that class. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment advisor to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that the various investment companies and managed accounts are the owners of the shares.

14	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation may own Class B common stock. Farm Bureau organizations or their affiliates in 15 Midwestern and Western states, and a Farm Bureau affiliated reinsurance company, own Class B shares. By agreement, only presidents of the 15 state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of the presidents of the 15 state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

15	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to David A. McNeill, Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by January 18, 2012. FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2012 annual meeting to present the proposal.

16	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

PROPOSAL NUMBER ONE — ELECTION OF CLASS A DIRECTORS

There are eight nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and seven nominees are independent of management. The nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven independent nominees — Messrs. Brooks, Chicoine, Gill, Hanson, Larson, Mehrer and Walker — possess the degree of independence from management and from the Company mandated by the SEC and the New York Stock Exchange (“NYSE”).

Process of Nominations

The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in the answer to question 16 at the beginning of this Proxy Statement. The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience, and personal representations.

Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes fit into existing needs of the Board.

Skills/experience includes: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions, achievement in business, career, education and community; agribusiness or public company experience is a plus.

Personal representations includes: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, commitment to prepare for and attend meetings, willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.

The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks, and personal interviews.

Independence Determinations

In making its independence determinations, the Board specifically reviewed information that director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $17.8 million of commission income for such sales in 2010, the bulk of which was in turn paid to the selling agents. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are substantially below 3% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Larson.

The Board also specifically reviewed a software consulting relationship between the Company and a firm whose CEO and majority owner is the spouse of director Roger K. Brooks. Technical services are provided in the area of customer relations management. That firm received fees of $65,000 in 2008, $35,000 in 2009 and $285,000 in 2010. The Board noted that any funds from this engagement are not directly available to Mr. Brooks because he and his spouse are financially independent of each other, as demonstrated by their prenuptial agreement. In addition, the majority of these fees, and all of the fees in 2010 and to be incurred in 2011, were paid on behalf of the Company's managed property-casualty affiliates, the financial results of which are not consolidated with the Company and which have their own boards of directors, not including Mr. Brooks. The Board determined that the amounts attributable to the Company are not material from a financial standpoint, the relationship predates the election of Mr. Brooks to the Board, and the relationship does not affect the independence of Mr. Brooks.

There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.

Attributes of Class A Nominees

In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

Roger K. Brooks became a Class A director in May 2009, filling a board vacancy. Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He is also a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its CEO and Chairman.
Member: Management Development and Compensation and Finance Committees
Class A Director since 2009 Age: 73

Jerry L. Chicoine is the Lead Director of the independent directors and Vice Chairman of the Board. Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA's in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. He is a member of the board of directors of The Weitz Company (non-public). We believe Mr. Chicoine's qualifications to sit on our Board of Directors include his professional experience as a long time practicing CPA, plus executive level business experience in an agricultural industry as the retired CEO of Pioneer Hi-Bred International, Inc.

Member: Management Development and Compensation and Executive Committees
Class A Director since 1996 Age: 68

Tim H. Gill has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long-term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee of Montana Stockgrowers, a trustee and finance chairman of the Montana Stockgrowers Research and Education Foundation, a member of the tax and credit committee of the National Cattlemen's Beef Association, a director and past chairman of the Montana Council on Economic Education, a director of the Carroll College Athletic Association and past chairman of the Animal Bio-Science Committee for Montana State University

College of Agriculture. He is chair of the Management Development and Compensation Committee. We believe Mr. Gill's qualifications to sit on our Board of Directors include his leadership in agricultural finance and business in Montana, and nationally.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation
Committees
Class A Director since 2004 Age: 58

Robert H. Hanson was an investment banker with Merrill Lynch, Pierce Fenner & Smith in New York from 1965 to 1989, since 1972 as a Vice President, specializing in providing corporate finance services to the regulated utilities and telecommunications industries. In 1990 he relocated to Cody, Wyoming, where he was employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm's Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President - Corporate Development, and subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a past member of the Wyoming Telecommunications Council and current President of the Boys & Girls Club of Park County, Wyoming. In addition, he is a director and trustee of two national conservation organizations, for which he has the responsibility for financial and investment management. Mr. Hanson is a graduate of Yale University. He is chair of the Finance Committee, and has been named by the Board of Directors as one of our “Audit Committee financial experts.” We believe Mr. Hanson's qualifications to sit on our Board of Directors include his skills learned as a long time Wall Street investment banker and financier, followed by public company experience as a CFO.

Member: Finance and Audit Committees
Class A Director since 2004 Age: 69

James E. Hohmann is Chief Executive Officer of FBL Financial Group as of January 2010, having served as interim CEO since April 29, 2009. He has over 30 years of experience in financial services. From January 2007 through January 2009, Mr. Hohmann was President and CEO of Allstate Financial with executive accountabilities for 15 Allstate affiliates including Allstate Life Insurance Company and Allstate Bank. From December 2004 through December 2006, Mr. Hohmann was President and Chief Operating Officer at Conseco, Inc. Earlier he served as President and CEO of XL Life and Annuity; and President, Financial Institutions, for Zurich Kemper Life. Mr. Hohmann also worked for nearly 13 years for business consulting practices company Tillinghast/Towers Perrin where he was Managing Principal of the Chicago Life operations, and KPMG Peat Marwick. A Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries, Mr. Hohmann began his career as a life insurance actuary. Mr. Hohmann has a bachelor's degree in mathematics from Northwestern University, and earned his MBA from the University of Chicago graduating with high honors. Mr. Hohmann is a member of the board of governors of the Property Casualty Insurance Association of America and is a former board member of the American Council of Life Insurers. He also serves on the boards of Bankers Trust (non-public), the Greater Des Moines Partnership and OMNI Youth Services of suburban Chicago. We believe Mr. Hohmann's qualifications to sit on our Board of Directors include his actuarial background, and his 30 years experience in financial services, including CEO, President or COO positions for several large and diverse insurance operations.

Member: Executive Committee
Class A Director since 2010 Age: 55

Paul E. Larson is the chair of the Audit Committee. He has been named by the Board of Directors as one of our “Audit Committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA's in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee's financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

Member: Audit and Class A Nominating and Governance Committees
Class A Director since 2004 Age: 58

Edward W. Mehrer is currently a member of the board of directors, and the audit and compensation committees, of

NovaStar Financial. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a director and member of its executive committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri. The Board of Directors has named him as one of our “Audit Committee financial experts.” We believe Mr. Mehrer's qualifications to sit on our Board of Directors include his experience as a practicing CPA, followed by executive level experience at several public companies and prior board service for several public companies.

Member: Audit and Class A Nominating and Corporate Governance Committees
Class A Director since 2004 Age: 72

John E. Walker is the chair of the Corporate Governance Committee and is a member of the Management Development and Compensation Committee. He retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker was a director of LabOne, Inc., a publicly traded testing laboratory, and its predecessor, for close to 20 years until the company was acquired by merger in late 2005. He serves on a variety of nonprofit community boards. We believe Mr. Walker's qualifications to sit on our Board of Directors include his industry experience, especially in reinsurance, gained as an executive and board member of Business Men's Assurance, and other public company board experience.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation
Committees
Class A Director since 1996 Age: 72

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class B Director, to be elected by the Class B Common Shareholders

Attributes of Class B Nominees

In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, capture the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

Craig A. Lang is the Chairman of the Board and chair of the Executive Committee. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its Vice President for six years beginning in 1995. He has been a director of Farm Bureau Property & Casualty and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and President of its subsidiary, Farm Bureau Management Corporation. He was also then named President of Farm Bureau Life and Farm Bureau Property & Casualty (until 2003), a director and President of EquiTrust Life, a director of Western Ag, and a director and chair of EquiTrust Mutual Funds. In 2003 Mr. Lang was elected to the board of directors of the American Farm Bureau Federation. He is also a director of FB BanCorp. He served as the Iowa governor's appointed chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development, in 2003 and 2006. Mr. Lang was named a member of the Iowa Board of Regents in 2007. Mr. Lang was the lead director of Iowa Telecom, and chairman of its Compensation Committee, until its sale to Windstream Corporation in June 2010. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,200 acres near Brooklyn, Iowa where they have a 500 head dairy operation. We believe Mr. Lang's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating companies, his experience in very visible state government boards, and his knowledge of the rural marketplace.

Member: Executive and Class B Nominating Committees
Class B Director since 2001 Age: 59

Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau. He is also Chairman of the board of directors of Farm Bureau Property & Casualty, and a director of Farm Bureau Life, EquiTrust Life, Western Ag and FB BanCorp. In 2004 Mr. Baccus was elected to the board of directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn.

Mr. Baccus earned bachelor's and master's degrees in psychology from Washburn University and Chapman College, respectively. We believe Mr. Baccus' qualifications to sit on our Board of Directors include his experience as a director of our primary operating companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Member: Executive and Class B Nominating Committees
Class B Director since 2002 Age: 61

Craig D. Hill was elected a Class B Director in February 2007 and previously served as a Class B Director from 2002 to 2004. He is Vice President of the Iowa Farm Bureau Federation and has served on its board of directors since 1989. He has served on the board of Farm Bureau Life from 1989 to 2007, and on the board of Farm Bureau Property & Casualty since 1989, and also serves on the boards of Western Ag and Crop1 Insurance. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as Vice President of our majority shareholder, his experience as a director of our primary operating companies, and his knowledge of the rural marketplace.

Member: Executive, Finance and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 55

Kevin G. Rogers was elected as a Class B Director in February 2008. He has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of Farm Bureau Bank. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (secretary) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life and Farm Bureau Property & Casualty, and President and a director of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Member: Finance and Class B Nominating Committees
Class B Director since 2008 Age: 49

Scott E. VanderWal is the nominee for election as Class B director, to replace Keith R. Olsen, who declined to run for reelection. Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006), Farm Bureau Bank (since 2004) and American Farm Bureau Federation (since 2006), and member of a number of American Farm Bureau task forces. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. His family farm operation near Volga, SD includes corn, soybeans, custom cattle feeding and custom harvesting. We believe Mr. VanderWal's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiaries and his knowledge of the rural marketplace.

Age: 47

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.

Objective of the Board of Directors

The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

In addition to serving the long-term interests of the shareholders, the Board has responsibility to the Company's customers, policyholders, employees and the communities where it operates. These responsibilities are founded upon the successful perpetuation of the business and the promotion of the highest ethical standards.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Organization

The Board consists of a majority of independent directors, even though the Company is a “controlled company” which is not required to have an independent majority. Eight Class A directors include the Chief Executive Officer and seven independent directors who are elected by the holders of the Class A common stock and the Series B preferred stock, voting as a single class. The Class B common stockholders elect five Class B directors.

The Board will make its own determination from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

Under this arrangement, Craig Lang, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

The Board also maintains three standing committees comprised solely of independent directors - the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. The Class B Nominating Committee is made up of all the Class B directors. The Finance Committee and the Executive Committee consist of both Class A and Class B members. Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Board Operation

The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior managers at any time. Strategic planning and succession planning sessions are held annually at regular Board meetings. Board education sessions are held from time to time; in 2010 all directors attended educational training sessions.

Board's Role in Risk Oversight

The Board of Directors is responsible for risk oversight.

The Audit Committee monitors financial reporting risks.

The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in February 2011 after reviewing an internal study of all compensation systems that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Finance Committee and the Company's Management Team monitor all other risks on an ongoing basis. An employee staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately, and communicating results regularly to the Management Team, Finance Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “Dashboard” report is provided quarterly to the Management Team and the Finance Committee of the Board for their assessments of the risks.

Board Advisors

The Board and its committees (consistent with their respective charters) may retain their own advisors and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

The Class A Nominating and Corporate Governance Committee coordinates a rotating three year evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board reviews all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Director Share Ownership Guidelines

As part of a director's total compensation and to more closely align the interests of directors and the Company's stockholders, the Board believes that a meaningful portion of a director's compensation should be paid in the form of common stock of the Company. Directors receive equity grants which may be in the form of stock options, restricted stock or grants of shares annually under the Company's existing stock compensation plan and may choose to receive some or all director fees in shares or in share equivalent units under the Directors Compensation Plan. The Board has determined that directors are required to own FBL stock worth three times their annual retainer by the latter of year end 2012 or within five years of becoming a director.

Charitable Contributions

The Board will review charitable contributions by the Company to organizations with which any director is affiliated.

Corporate Conduct

We have adopted the FBL Corporate Compliance Manual, which applies to all employees, officers and directors of the Company. An extract from the manual titled the Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Conduct and the Code of Ethics are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Library. Any amendments to the Code of Conduct or Code of Ethics are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table illustrates a schedule of cash compensation payable to the directors.

Class A Director retainer	$30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meetings	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Finance	1,000
Executive	1,000
Class B Nominating	500 (250 telephonic)

Lead Director retainer	10,000
Audit chair retainer	10,000
Management Development and Compensation chair retainer	10,000
Class A Nominating and Corporate Governance chair retainer	5,000
Finance chair retainer	5,000

Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings.

Through 2008, the non-employee directors each annually received nonqualified stock options to purchase 4,000 shares at the date of grant fair market value. Beginning in 2009 the non-employee directors receive equity grants at the date of the annual meeting as determined by the Management Development and Compensation Committee, with the stated intention being an annual grant of shares with a $45,000 date of grant value. Directors may elect to take up to 40% of the grant in cash.

For 2009, the committee determined that the grants would be in the date of grant fair value amount of $22,500, that is, one-half of the amount previously planned. The reduced level was in recognition of the Company's 2008 performance and the restraints the Board placed on 2009 executive compensation, as discussed in the Compensation Discussion and Analysis. For 2010, the grants were again made in the $45,000 amount.

2010 Director Compensation Table
	Fees Earned/Paid in Cash(f)	Stock Awards	Option Awards	Non-stock Incentive Plan Compensation	Change in Pension Value and Non Qualified Deferred Compensation Earnings(f)	All Other Compensation	Total
Name(a)	$	$	$	$	$	$	$
Steve L. Baccus(b)	13,500	45,000	—	—	—	—	58,500
Roger K. Brooks	54,000	45,000	—	—	—	—	99,000
Jerry L. Chicoine(e)	68,000	45,000	—	—	—	8,855	121,855
Tim H. Gill(c)	64,500	27,000	—	—	—	18,000	109,500
Robert H. Hanson	55,000	45,000	—	—	—	—	100,000
Craig D. Hill(b)	16,500	45,000	—	—	—	—	61,500
Craig A. Lang(d)(e)	—	—	84,091	—	—	8,855	92,946
Paul E. Larson(c)	60,000	27,000	—	—	—	18,000	105,000
Edward W. Mehrer	50,000	45,000	—	—	—	—	95,000
Keith R. Olsen	11,750	45,000	—	—	—	—	56,750
Kevin G. Rogers	11,500	45,000	—	—	—	—	56,500
John E. Walker(c)	64,500	27,000	—	—	—	18,000	109,500
________________

(a)	Excludes employee director Hohmann, who received compensation including equity awards from the Company (see Executive Compensation) and was not separately compensated for his service as a director.

(b)
Mr. Baccus and Mr. Hill are officers of the Kansas Farm Bureau and of Iowa Farm Bureau Federation, respectively. Of the indicated compensation amounts, a portion of that payable to Mr. Baccus, and all of that payable to Mr. Hill, is paid to their parent organizations, and they are separately compensated by those organizations for all of their services to those organizations, including service as a director of the Company.

(c)	Elected to take portion of stock grant in cash.

(d)
Mr. Lang is an officer of the Company and an employee of Farm Bureau Management Corporation, a subsidiary of Iowa Farm Bureau Federation, the Company's largest stockholder. He received option awards of 5,761 shares with a value as noted as an officer, not as a director. He is not otherwise compensated by the Company for his services as a director.

(e)	$8,855 represents value of an expired option reimbursed to holders because of an administrative oversight.

(f)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates share equivalents based on the market price on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalent shares on account balances at the same rate as dividend payments on outstanding shares.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors met twelve times during 2010, including six telephone conference meetings. All of the current directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office did attend the last annual meeting in May 2010.

The committees of the Board of Directors and the number of meetings held by each committee in 2010 were:

Number of Meetings
Committee Name	Held During 2010
Executive Committee	5
Audit Committee	8
Finance Committee	4
Management Development and Compensation Committee	13
Class A Directors Nominating and Corporate Governance Committee	4
Class B Directors Nominating Committee	1

The Executive Committee is composed of Lang (Chairman), Baccus, Chicoine, Hill and Hohmann. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

The Audit Committee consists of Class A directors Hanson, Larson and Mehrer, with Mr. Larson serving as chair. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.

The Finance Committee is composed of directors Brooks, Hanson, Hill, Olsen and Rogers, with Mr. Hanson as chair. The Finance Committee conducts oversight of financial planning and performance, analysis of financial procedure and structure, evaluation of financial strategies, and makes recommendations regarding them to the Board of Directors, and oversees the Company's enterprise risk management process. The committee has adopted a Finance Committee Charter which can be found on our website, www.fblfinancial.com.

The Management Development and Compensation Committee is composed of Class A directors Brooks, Chicoine, Gill and Walker, with Mr. Gill serving as chair. The Committee's basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans involving the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive

Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board in (i) identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. Current members are Gill, Larson, Mehrer and Walker, with Mr. Walker as chair. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews matters involving the Company's corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the presidents of the fifteen state Farm Bureau organizations in the trade area of Farm Bureau Life including the Class B directors, who meet to determine nominees for election.

In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee, which consists of Mr. Hohmann and four additional officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property-casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how many shares of Class A common stock were beneficially owned by each director, director nominee and each executive officer who remained with the Company, as of February 28, 2011. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%. See the answer to question 13 on page 4 for information regarding holders of in excess of 5% of outstanding voting stock.

Name	Shares Beneficially Owned
Steve L. Baccus	27,170(a)(c)
James P. Brannen	160,081(c)(d)(e)(f)
Roger K. Brooks	6,883
Jerry L. Chicoine	70,654(a)(b)
Tim H. Gill	23,691(a)(b)
Robert H. Hanson	42,855(a)(b)
Charles T. Happel	42,955(c)(d)(f)
Craig D. Hill	20,000(a)
James E. Hohmann	149,484(f)
Craig A. Lang	56,071(c)(d)
Paul E. Larson	31,268(a)(b)
David A. McNeill	28,438(c)(d)(f)
Edward W. Mehrer	26,124(a)
Keith R. Olsen	24,124(a)
Kevin G. Rogers	13,971(a)
Kevin W. Slawin	32,043(d)(f)
Scott VanderWal	9,890(a)
John E. Walker	63,638(a)(b)
Russell J. Wiltgen	9,386(c)(d)(f)
All directors, nominees and executive officers as a group (19 persons)	838,726

(a)
Includes shares subject to options exercisable within 60 days for the following non-management directors or director nominees: Baccus, 20,000; Chicoine, 25,000; Gill, 12,000; Hanson, 16,000; Hill, 19,000; Larson, 16,000; Mehrer, 16,000; Olsen, 18,000; Rogers, 12,000; Walker, 25,000; and VanderWal, 8,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 35,872; Gill, 9,618; Hanson, 18,731; Larson, 4,853; and Walker, 29,215.

(c)	Includes share units held in 401(k) Savings Plan equivalent to the following shares: Baccus, 1,988; Brannen, 13,912; Happel, 6,034; Lang, 2,190; McNeill, 8,086; and Wiltgen, 180.

(d)	Includes shares subject to options exercisable within 60 days for the following officers: Brannen, 73,318; Happel, 18,078; Lang, 53,881; McNeill, 10,524; Slawin, 5,555; and Wiltgen, 1,642.

(e)	Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following officer: Brannen, 13,164.

(f)
Includes restricted shares on which performance goals have been met; however forfeiture restrictions will lapse upon continued employment through February 9, 2012 for the following officers: Brannen, 27,974; Happel, 10,080; McNeill, 2,419; and Slawin, 4,444; and through February 17, 2013 for the following officers: Brannen, 23,857; Happel, 8,763; Hohmann, 44,822; McNeill, 7,299; Slawin, 22,044; and Wiltgen, 7,564.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2010 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them, with the exception that one report regarding an option grant to Mr. Lang was filed late.

EXECUTIVE OFFICERS

Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.

The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James E. Hohmann	55	Chief Executive Officer
James P. Brannen	48	Chief Financial Officer, Chief Administrative Officer and Treasurer
Charles T. Happel	49	Executive Vice President - Chief Investment Officer
Kevin R. Slawin	53	Executive Vice President - Marketing & Distribution
David A. McNeill	56	Vice President, General Counsel and Secretary
Russell J. Wiltgen	51	Chief Actuary

The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

Biographical information for Mr. Hohmann is found above under “Election of Directors.”

James P. (Jim) Brannen, CPA, became Chief Financial Officer and Chief Administrative Officer of FBL and its major operating subsidiaries January 1, 2007, and was additionally named Treasurer of all companies in February 2007. He had been Vice President, Finance of FBL and of its major operating subsidiaries since January 2000, after serving as Vice President, Controller beginning in January 1999. He chairs the Rate Setting Committees of our life insurance companies, and the CEO/CFO Certification Committee. He is president of the board and chairman of the executive committee of non-profit enterprise Children & Families of Iowa. Mr. Brannen has been employed by FBL and its affiliates since 1991.

Charles T. (Charlie) Happel, CFA, is Executive Vice President and Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU, and CPCU. He is a member of the Iowa Society for Financial Analysts, the Association for Investment Management and Research (AIMR), Chicago Municipal Analysts Forum, and the National Federation of Municipal Analysts (NFMA).

Kevin R. Slawin, Executive Vice President, Marketing & Distribution, joined FBL Financial Group in October 2009. He is responsible for all aspects of the organization's marketing and distribution functions including business development, brand management, sales management and agent recruiting and retention. Mr. Slawin has more than 30 years of experience in the financial services industry. Prior to joining FBL, he spent 14 years in a number of senior management positions at Allstate Financial including President, Distribution; CEO, Allstate Bank; Senior Vice President, Operations and Technology; and Senior Vice President, Chief Financial Officer. He is a CPA. Mr. Slawin holds a Masters of Management degree from the J. L. Kellogg

Graduate School of Management at Northwestern University and a B.S. degree in accounting from the Kelley School of Business at Indiana University. Mr. Slawin has served as a director on several boards for charities and the insurance industry. He currently is a member of the Strategic Marketing Services Committee of LIMRA.

David A. McNeill was named Vice President, General Counsel and Secretary in March 2009. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a chartered life underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel.

Russell J. Wiltgen was named Chief Actuary of the Company in January 2010, with overall responsibility for actuarial matters and enterprise risk management with 30 years experience in the financial services industry. Mr. Wiltgen was most recently Vice President - Individual Annuity Product Management for UNIFI Companies, Lincoln, Nebraska, where he was employed for 11 years. He holds a B.S. degree in Actuarial Science from the University of Iowa. He is a Fellow of the Society of the Actuaries and a member of the American Academy of Actuaries.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation during fiscal year 2010 for the following executive officers and one former executive officer of FBL:

James E. Hohmann, Chief Executive Officer
James P. Brannen, Chief Financial Officer, Chief Administrative Officer and Treasurer
Charles T. Happel, Executive Vice President - Chief Investment Officer
Kevin R. Slawin, Executive Vice President - Marketing & Distribution
Russell J. Wiltgen, Chief Actuary
Bruce A. Trost, former Executive Vice President - Property-Casualty Companies

These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.”

Mr. Trost resigned as an officer effective June 30, 2010, but remained in our employ until March 19, 2011. We provided certain separation payments and benefits to Mr. Trost as described in further detail in the tables following this Compensation Discussion and Analysis.

Overview and Profitability

We sell individual life insurance and annuity products through an exclusive distribution channel and individual annuity products through independent agents and brokers. Our exclusive agency force consists of 1,996 Farm Bureau agents and managers operating in the Midwestern and Western sections of the United States. Our independent channel consists of 17,316 independent agents operating throughout the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates, by providing investment advisory and marketing and distribution services. In addition, we manage all aspects of two Farm Bureau affiliated property-casualty companies and their subsidiaries for a fee but do not include their financial results in our consolidated financial results.

Our profitability is primarily a factor of the following:

•	The volume of our life insurance and annuity business in force, which is driven by the level of our sales and the persistency of the business written.

•	The amount of spread (excess of net investment income earned over interest credited/option costs) we earn on contract holders' general account balances.

•	The amount of fees we earn on contract holders' separate account balances.

•
Our ability to price and manage our life insurance products to earn acceptable margins over the cost of providing benefits and the expenses of acquiring and administering the products. Competitive conditions, mortality experience, persistency, investment results and our ability to maintain expenses in accordance with pricing assumptions drive our margins on the life products. On many products, we have the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges.

•
Our ability to manage our investment portfolio to maximize investment returns while providing adequate liquidity for obligations to policyholders and minimizing the risk of defaults or impairments of invested assets.

•	Our ability to manage the level of our operating expenses.

•
Actual experience and changes in assumptions for expected surrender and withdrawal rates, mortality, and spreads used in the amortization of deferred policy acquisition expense and deferred sales inducement amounts.

•	Changes in fair value of derivatives and embedded derivatives relating to our index annuity business.

This report details our compensation program for our named executive officers. It describes incentive plans which are measured by various profitability factors. The officers and our employees are rewarded when they can deliver the profitable performance that our shareholders seek.

Current Economic Conditions

The difficult recessionary economic conditions beginning in early 2008 contributed to substantial asset impairments and declines in the market value of our investment portfolio, among other matters. We experienced decreased financial performance for 2008 and the first half of 2009. These results and the 2008 and 2009 recessionary conditions contributed to a significant decline in the market value of our common stock. In response to the Company's economic situation, the Compensation Committee, the Board of Directors, management and employees embarked on a variety of initiatives which resulted in a record setting year in 2010 which has erased most but not all of the sting of 2008 and 2009. This rebound is exhibited in our consolidated financial statements and Management's Discussion and Analysis in our Form 10-K for 2010. Steps taken by the Compensation Committee and the Board included:

•	hiring an interim Chief Executive Officer in late April 2009, and removing his “interim” status in January 2010;

•
a decision by the Board of Directors to limit early 2009 payments of the management team's annual performance based cash incentives to a level below the 2008 attainment levels based on Board concerns over Company financial performance;

•	a freeze on base salary of executives and other officers for 2009 as part of an aggressive program of curtailing expenses which included a four percent reduction in our workforce;

•
a limitation on the number of stock options issued in 2009 to not more than 10% over the number issued in 2008, and a limitation on the number of shares of performance based restricted stock to not more than twice the number issued in 2008, because the underlying stock price had declined precipitously at the grant dates;

•	for 2009, cutting in half the value of the annual equity grant to directors ($22,500 as compared to $45,000);

•	deletion of individual Change of Control agreements held by the executive officers and other officers and adoption of a new change of control policy; and

•
revisions to our performance criteria in 2009 for both short-term cash incentives and long-term incentives to encourage behaviors that will help us implement business changes to respond to these challenges and profit in the current environment.

The discussion which follows describes our general compensation philosophy and specific practices through 2010, including descriptions of various changes made in response to the difficult financial and business environment and changes made as we recovered from those difficulties in 2010. The Compensation Committee continues to examine all aspects of compensation expenses as the Company continues various expense cutting and efficiency initiatives.

Reimbursement of Compensation Expenses by Managed Affiliates

We manage two affiliated property-casualty companies whose operating and underwriting results and owners' equity are separate from ours. We receive a management fee for our work in managing Farm Bureau Property & Casualty and Western Ag, and two smaller companies affiliated with them; we are reimbursed for all compensation and other expenses required to provide the services to those companies. While we are the paymaster of all executives and employees, the compensation expenses of our executives and employees are allocated between us and our subsidiaries on the one hand, and the property-casualty companies on the other hand, based on time and responsibilities estimates and studies. For the named executive officers, the property-casualty companies reimbursed us for the following percentage of their 2010 total compensation expense: Mr. Hohmann, 19%; Mr. Brannen, 16%; Mr. Slawin, 25%; Mr. Happel, 2.5%; Mr. Wiltgen, 40%, and Mr. Trost, 40%.

Enterprise wide, the managed property-casualty companies reimbursed us for approximately 64% of our 2010 total compensation expenses, 54% of our 2010 annual cash incentives, and 41% of our 2010 long-term incentives. As a result, the property-casualty companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs, and costs and uses of short and long-term incentive plans.

We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and our property-casualty affiliates to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross selling life insurance products to property-casualty customers, and our cross sales are consistently above industry averages. We further emphasize this relationship by including various property-casualty goals in our annual cash incentive plans.

Executive Compensation Philosophy and Goals

We expect that the FBL Financial Group, Inc. compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans, and encourage officers and employees to become shareholders with interests aligned with those of other shareholders, all in an effort to increase shareholder value.

We have specific expectations regarding our named executive officers. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide, both over the short and long-term. We measure appropriateness of the compensation package by comparing it to payments made by surveyed companies and peer group companies in the insurance and financial services industries. Our target is to have overall executive compensation, and each of the elements of the compensation package, at approximately the blended average of survey data provided by the Compensation Committee's consultant and median compensation payments by peer group companies for comparable positions and normal performance.

We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance based incentives, long-term equity awards of options and performance based restricted stock, retirement and termination arrangements, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as necessary. In line with peer group surveys, we have specifically acted in the last several years to reduce the amount of benefits, including retirement benefits and perquisites available to the named executive officers. In return, we have put an increased percentage of potential compensation at risk of performance by increasing target levels for both our annual cash incentive plan and our executive long-term incentives, and by shifting half of targeted executive long-term incentives from stock options to performance based restricted stock.

Compensation Committee and its Consultant

The Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors is in charge of all aspects of executive compensation, and oversees all general compensation programs of the Company. The Compensation Committee consists of four independent directors. See “Further Information Regarding the Board of Directors” for additional information regarding the Compensation Committee. The Compensation Committee in 2010 retained Frederic W. Cook & Co. as its compensation consultant in place of Mercer, which had been the Committee's consultant for several years. The consultant is exclusively accountable to the Compensation Committee. On occasion, management provides information regarding the compensation and benefit programs and business context to the consultant. The CEO and CFO review drafts of the consultant's reports (where not concerning CEO compensation) for accuracy with respect to Company information.

The Company from time to time has utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.

Compensation Arrangements For CEO

The Board of Directors hired James E. Hohmann in late April 2009 to act as interim CEO. Mr. Hohmann's employment contract and performance based restricted stock grant, as detailed below, provided a blueprint for what the Board wished him to accomplish. Terms of employment included base salary at the annual rate of $669,600, and normal employee health and welfare benefits. In addition, the employment contract provided that during his interim status, he would be reimbursed for weekly commuting to his home in suburban Chicago, and for living expenses in Des Moines. He was permitted use of corporate aircraft in lieu of buying commercial air tickets. The use of corporate airplane and living expenses benefits ended at the end of 2009. Those benefits were directly tied to Mr. Hohmann's status in 2009 as the interim CEO and the Compensation Committee does not expect to utilize such benefits going forward. Mr. Hohmann was not made eligible for the Company's Management Performance Plan (annual cash incentives) in 2009, but he was granted 181,160 shares of restricted stock with a grant date fair value of $1,000,000.

Forty percent of the grant, 72,464 shares, was service based, with restrictions removed pro rata month by month throughout 2009. The remaining sixty percent, 108,696 shares, was performance based, with terms addressing several challenges the Company was then facing. The first requirement for full funding of this portion was to achieve a 20% increase in the Company's share price. With that accomplished, the committee of independent directors charged with determining his attainment level could consider accomplishment of performance in three areas.

60% -- Create a plan designed to restore A.M. Best ratings to Farm Bureau Life and EquiTrust Life to A (Excellent).

30% -- Strategic review of FBL enterprise, with comprehensive business plan.

10% -- Executive management team structure.

In early 2010, the designated committee of independent directors, with the assistance of the Company's internal audit staff, determined that Mr. Hohmann had accomplished tasks resulting in him attaining goals at the 90% level, resulting in receipt of 97,826 of the 108,696 shares.

2010 Employment Terms

Based on terms negotiated by a committee of independent directors, and approved by the Compensation Committee, the Board of Directors approved the hiring of Mr. Hohmann as the Company's chief executive officer at the 2009 year end conclusion of his status as interim CEO. Terms of employment for 2010 included an annual salary of $670,000, inclusion in the annual Management Performance Plan at a target rate of 60% of salary, up to $30,000 per year for a personal travel allowance for one half of costs incurred until Mr. Hohmann relocates his family to Des Moines (not more than two years) and a grant of performance based restricted stock of $1,000,000 grant date market value (44,822 shares). It is expected that annual grants of that size will continue over a five year period. The 2010 grant focused performance 25% on earnings per share goals and 75% on growth in book value per share goals that are shared by the rest of the named executive officers and management team. See “Long-Term Incentives; Options and Restricted Stock” at page 28 for terms of the 2010 grants. Each year's grant will vest to the extent performance terms are met in the first year, subject to three years of service. If performance terms for a year are not met, Mr. Hohmann may regain that year's shares by achieving overall book value per share growth in the second or third year of the service term that meets a staged out "glide path" of growth at a rate required to increase book value 60% in five years.

As a further inducement to long-term performance, the Compensation Committee agreed to grant Mr. Hohmann in 2010 and subsequent years a total of 250,000 shares of restricted stock with performance terms seeking book value per share growth of 65% over a five year cliff vesting schedule. This would be a record setting rate of growth for the Company. Because Company policy limits aggregate issue of restricted stock to an individual to $3,000,000 grant date market value per year, the 2010 grant in this category was limited to 102,092 shares valued at $1,999,982. The grant requires a 60% book value growth rate for 50% achievement and a 65% growth rate to maximize the 250,000 shares.

Similar to Mr. Hohmann's 2009 arrangement, the Company varied the components of his 2010 compensation from that of the other named executive officers. He received grants of performance based restricted stock for the full amount of his long- term incentive, and no stock options. This result, and the long-term incentive goals, were negotiated between the committee and Mr. Hohmann to focus Mr. Hohmann and the Company on short and long-term growth objectives with targets and potential compensation based on the market value of the CEO position, together with the Committee's evaluation of value that could be created by performance of the long-term incentive terms.

Compensation Program for Named Executive Officers

What our compensation program is designed to reward

To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long-term incentive programs. Many of the targets are derived from the profitability factors listed above; see “Overview and Profitability.” The targets act as drivers of Company improvement and are proxies for Company performance. The Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. The combination of compensation elements used is meant to provide, for each element and in total, compensation that can be compared to the blended average of survey data provided by the consultant and median compensation payments made by the companies we have selected as a peer group. Because the comparative compensation information from the surveys and the peer group is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use.

—    Survey Data

The consultant periodically provides analysis of market pay data from various published sources. The last analysis requested by the Compensation Committee included data from the LOMA Executive Compensation Survey Report, 2006; Mercer's US Benchmark Database, 2006; and from Watson Wyatt Data Services, the ECS Top Management Compensation 2006/2007; Report on Health, Annuity & Life Insurance Positions, 2006/2007; and Report on Property & Casualty Insurance Positions, 2006/2007.

—    Peer Group

Our peer group for this measurement purpose was selected by the Compensation Committee with the assistance of the consultant after a survey and study in 2005, and revised after a further survey and study in 2007, to identify insurance and financial services companies with characteristics similar to us. These include industry classification, revenues, public company status, market capitalization, assets under management and level of complexity of the business, including some firms with both life and property-casualty operations in the group. Median revenues of these organizations in 2006 averaged $2.2 billion compared to $2.1 billion for FBL and the managed property-casualty companies; median assets at year end 2006 were $14.4 billion compared to $13.7 billion by FBL and the managed property-casualty companies.

The peer group approved by the Board of Directors in May 2007 remains as follows:

•	CNO Financial Group, Inc.

•	Delphi Financial Group Inc.

•	Harleysville Group

•	Horace Mann Educators Corp.

•	Phoenix Companies

•	Protective Life Corporation

•	The Hanover Insurance Group

•	Torchmark

•	United Fire & Casualty

•	Unitrin, Inc.

•	Universal American Financial Corp.

The 2007 study started from a list of 40 life, multi-line and reinsurance companies with a market cap between $500 million and $2 billion. We then eliminated firms which were less than half or more than twice our size in all of the following metrics: assets, revenue and market capitalization. This left us a list of 27 companies. We eliminated 10 whose business was not similar to ours. Of the 17 remaining, we eliminated six companies who had either too narrow a scope of business compared to us, or whose compensation information was not readily available.

Why we chose to pay each element of compensation

Our compensation decisions start from an examination of the competitive marketplace for insurance executive talent, based in large part upon information derived from our peer group companies and other broadly based published industry surveys, together with our review of Company goals and objectives and review of tally sheets listing present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer term equity grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance based incentive elements, both annual cash and long-term equity, encourage executives towards realization of Company short and long-term goals. We balance the elements so our executives (a) can achieve fair compensation, which we define as being at approximately the blended average of survey data and the median level of comparable pay levels of the composite peer group, and (b) have the ability to achieve above market compensation for above average Company performance of goals. The Compensation Committee looks for information from its consultant to determine if any element of compensation needs adjustment, including material change, to continue within the Company's strategy of aiming to target executive compensation at approximately the blended average of the survey data and the median level of peer companies.

The following table illustrates by compensation element our purpose, and our rationale in using discretion when applicable.

Category	Reward Element	Purpose	Rationale in exercise of discretion
Base pay	Salary	Base compensation, a competitive requirement	Experience, performance and past pay history
Annual incentive	Management Performance Plan	Cash incentive for strong annual operating performance
Increased target opportunities to emphasize pay for performance; Award opportunities based on impact of role as well as market; Performance goals established based on business objectives to incent strong operating results

Long-term incentives	Stock options	Incentive for share price appreciation and tool for accumulation of share ownership	Increased long-term incentive opportunities to promote pay for performance
	Performance based restricted stock	Incentive for sustained financial performance, alignment with shareholder interests and tool for accumulation of share ownership	Goals established based on business objectives to incent strong operating results
Benefits	Various (see Benefits below)	Participant health, welfare and savings	Attraction and retention of employees
Perquisites	Financial and tax planning	Services and facilities provided to executives where beneficial to the Company	Emphasize performance based pay by scaling back the use of perquisites
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees	Retain program as a retention device
	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired	Retain program as a retention device
Severance arrangements
Officers are subject to the discretionary severance benefit policy for exempt employees; in event of change of control and termination not for cause, executive officers will receive 1 to 12 months' severance under that policy
		Assure continued service of executives despite heightened risk in termination due to change in control	N/A

How we determine amounts under each element of compensation

—    The Role of Executive Officers in the Compensation Process

The Company's executives make compensation assumptions every year in the process of preparing budgets for the following year. Management through the CEO and CFO makes specific recommendations to the Compensation Committee of Company compensation, including compensation for the other named executive officers, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The recommendations start with salary ranges established for various positions based on survey and peer group data, and include objective and subjective evaluations. The recommendations may be measured against the peer group surveys and recommendations of the Compensation Committee's consultant to stay within the Company's policy of aiming at the blended average of the survey data and the median peer group level for executive compensation. The Compensation Committee makes its own determination of the CEO's compensation. The determination is based heavily upon performance evaluations from each member of the Board, with the assistance of the consultant, the Lead Director and the Chairman. Within the executive group the CEO attempts to achieve a level of internal pay equity when recommending pay adjustments for the executives, with the review of the Compensation Committee.

The CEO and CFO typically attend meetings of the Compensation Committee, meet individually with the committee and its Chairman and prepare and oversee staff preparation of materials and various agenda items for meetings of the committee.

—    Base Salaries

In addition to the CEO's recommendations, the Compensation Committee periodically requests recommendations of executive compensation ranges from its consultant. The recommendations are based upon surveys of compensation paid to peer group companies and other published and proprietary surveys. The Compensation Committee believes the combination of peer group and published data gives a more reliable and accurate representation of the competitive market. The data is blended as part of the consultant's recommendations for the named executive officer positions. To determine recommendations of a specific salary within a range, the Compensation Committee considers management input regarding the officer's length of service in the position, experience, skills in handling short and long range operational and strategic issues, and completion of annual goals. Annual reviews of the performance of the other named executive officers are performed by the CEO, and by the Compensation Committee in regard to performance of the CEO.

2009 Base Salary Action. The Compensation Committee and Board of Directors froze 2009 executive and officer base salaries at the 2008 levels as part of expense cutting during the recent economic downturn. Other expense cuts included a four percent workforce reduction. Increases to base salaries were granted in 2010 and 2011.

—    Annual Cash Incentives

The Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Our annual management performance plan establishes five to eight business goals with a balance between expense control, production targets aimed at revenue growth and profitability. Through 2010, the goals have been identical to those utilized in determining annual cash incentives to all employees.

Although it is generally difficult to maximize all of the annual goals because of their counterbalance (that is, achieving an expense goal might make it more difficult to achieve a sales or production goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short and long-term basis.

The Compensation Committee has, in certain years, adjusted goals applicable to all awards when there was adequate reason to do so. This has required that unexpected intervening events have made a goal impossible to meet despite the best efforts of management and employees, or have made a goal too easy to meet.

For 2010, the Compensation Committee wrote the annual goals to emphasize the continued importance of growth accomplished with expense controls throughout the companies, together with improved stability and profitability at the EquiTrust Life subsidiary. A new goal included EquiTrust independent channel life insurance production. The 2010 goals emphasize that the Compensation Committee and Board retain discretion to withhold payment of annual cash incentives regardless of goal attainment, and that certain triggers to payments must be met before the goals are paid. These triggers required, for the property casualty goals, that the aggregate statutory surplus of our two managed property-casualty companies must have increased in 2010 or the Risk Based Capital ratio must have increased. For the life insurance companies' goals, the aggregate capital and surplus adjusted for dividends to stockholders, capital contributions and changes in the asset valuation reserve (total adjusted capital) of the two life insurance companies must have increased in 2010 or the Risk Based Capital ratio must have increased. For the specific EquiTrust independent channel goals, the total adjusted capital of EquiTrust Life must have increased in 2010 or the Risk Based Capital ratio must have increased. For the specific growth goal of Farm Bureau Life, the total adjusted capital of that company must have increased in 2010 or the Risk Based Capital ratio must have increased.

Weightings of goals were introduced in 2010 in order to emphasize the importance of certain goals relative to others.

For 2010, the annual goals were set in the following eight areas:

2010 Management Performance Plan Goals

Title of Goal		Threshold	Target Goal
1	Property-casualty membership accounts	2009 actual membership accounts	Increase 2.5%
2	Farm Bureau Life production credit	2009 actual life production credit	Increase 1.2%
3 A.	Property-casualty premiums (except crop)	Increase 3.1%	Increase 9.4%
3 B.	Property-casualty premiums (crop)	2009 actual premiums	Increase 5%
4	Farm Bureau Life and EquiTrust independent channel expenses	2010 budgeted life expenses	2% below budget
5	Property-casualty expenses	2010 budgeted property/casualty expenses	2% below budget
6	Operating earnings per share	2010 adjusted plan	Increase 5% above the threshold amount
7	Property-casualty combined ratio	102.0%	98.5%
8	EquiTrust Life insurance premiums collected	$6 million	$8 million

—    Payments Pursuant to Management Performance Plan

The percentage range of annual cash incentive payments between a threshold level and a maximum level are broader for the named executive officers and for the FBL management team, as compared to all other employees. The target percentage in the following table represents an amount available if a goal is met at a 100% level. These officers realize no payment unless a threshold level of achievement is attained, a payment of 50% of target when the performance threshold is met, which rise proportionately to a payment of 200% of the target if the goal is met at a maximum level. Other employees realize payments of 75% of target at the threshold, up to 150% of target at the maximum. The Compensation Committee granted Mr. Hohmann discretion to vary the cash incentive payments to members of the management team by up to 25%, as long as the total payout was within a range of 95% to 105% of the computed cash incentive amounts before adjustments. Based on Mr. Hohmann's view of efforts and results of the officers, Mr. Brannen's award was increased 10% and Mr. Happel's award was increased 20%.

2010 Cash Incentives as a Percentage of Base Salary

Name	Threshold	Target	Maximum	2010 Actual % of Salary*
James E. Hohmann	30%	60%	120%	75%
James P. Brannen	30%	60%	120%	82.5%
Kevin R. Slawin	30%	60%	120%	75%
Charles T. Happel	22.5%	45%	90%	67.5%
Russell J. Wiltgen	22.5%	45%	90%	56%
Bruce A. Trost	30%	60%	120%	75%
*    See the Summary Compensation Table on page 34 under the heading “Non-Equity Incentive Plan Compensation" for a listing of the dollar awards.

—    Long-Term Incentives; Options and Restricted Stock

The Compensation Committee has adopted a long-term incentive (“LTI”) formula which bases equity incentive awards on the position and salary of supervisory and management personnel. Generally, the awards increase with the level of the position. For the named executive officers in 2010, the Compensation Committee had assigned LTI targets of $1,000,000 to Mr. Hohmann, and as a percentage of base salary as follows: Mr. Brannen, 110%; Mr. Slawin, 110%; Mr. Happel, 60%; Mr. Wiltgen, 60%; and Mr. Trost, 110%.

The value ultimately realized from these awards will depend on a number of factors, including the Company's financial results and movements in its stock price. Price declines in early 2009 pushed all outstanding stock options underwater, i.e., the exercise price was in excess of the market value, and reduced the value of restricted stock until the share price recovered in 2010.

We have tied long-term goals to equity compensation. Recent practice has been to grant to the management group half the LTI value in stock options without specific performance targets, and half through issuance of performance based restricted stock. This program is designed to allow a variety of long-term goals for this key group. Performance measures to date have included earnings per share and return on equity targets. Grants in 2009 had performance measures of earnings per share and expense controls. Grants in 2010 and 2011 are measured by earnings per share and growth in book value per share. Both the 2010 and 2011 grants measure performance for one year, and then require an additional two years service before restrictions lapse. These targets have been selected because of their importance to the creation of long-term shareholder value and the financial health of the Company, and their importance to rating agencies and analysts who follow the Company.

The goals disclosed below represent expectations of the Company at particular points in time and may not necessarily represent management's current view of potential operating results in future periods. In addition, they are not comparable to earnings per share as presented in our audited consolidated financial statements, which follow GAAP, or to return on equity computations outside of the formula used in the award agreements. Rather, the definitions of earnings per share and return on equity in the restricted stock agreements vary from GAAP by attempting to focus on core operations which are more within the control of management. For instance, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Earnings Per Share (RSAEPS)”:

RSAEPS means Operating Income as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008 for the years 2008, 2009 and 2010.

Additionally, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Return on Equity (RSAROE)”:

RSAROE means the percentage return on common equity, as computed by dividing Operating Income (as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008) for the three years ended December 31, 2010 by the average of total common stockholders' equity excluding accumulated other comprehensive income (loss) at December 31, 2007 and the end of each of the four calendar quarters for each of the three years ended December 31, 2008, 2009 and 2010.

—    Restricted Stock Performance Goals

Grant dated 02/2008: Goals, RSAEPS for 3 years ended 12/31/2010 (75%) and RSAROE for 3 years ended 12/31/2010 (25%)	RSAEPS	RSAROE
Threshold	$9.35	28.4%
Target	$10.62	30.8%
Maximum	$11.49	33.2%
% of grant earned	0%	0%

Grant dated 02/2009: Goals, RSAEPS for 1 year ended 12/31/09 (25%) and RSAET (restricted stock agreement expense target) for 1 year ended 12/31/09 (75%)	RSAEPS	RSAET
Threshold	$2.47	100%
Target	$2.59	98.5%
Maximum	$2.84	95.5%
% of grant earned, subject to additional two years service vesting	100%	93%

Grant dated 02/2010: Goals, RSAEPS for 1 year ended 12/31/10 (25%) and RSABV (book value growth) for 1 year ended 12/31/10 (75%)	RSAEPS	RSABV
Threshold	$2.58	7%
Target
Maximum	$2.97	10%
% of grant earned subject to additional two years service vesting	100%	100%

The new goal for 2009, RSAET, was designed to reward the achievement of bringing in expenses for the year below budgeted amounts. The measured statutory expense budgets (for Farm Bureau Life and EquiTrust Life) already reflected significant adjustments to reduce expenses from prior years. For the maximum attainment to be achieved, the actual 2009 expenses would be approximately 10% below actual 2008 expenses. Certain expenses incurred to produce future expense savings were excluded from the calculation. The Compensation Committee certified 94.6% attainment of the terms of the 2009 grant; vesting requires an additional two years of service.

The new goal for 2010, RSABV, was designed to reward growth in book value, on the premise that improving book value consistently over time will improve the tangible value of the Company. While stock prices fluctuate over time it is usually around a book value and increasing book value translates into higher stock prices over the long haul. RSABV is defined as “…the percentage increase in book value per common share excluding adjusted other comprehensive income (loss) from January 1, 2010 to December 31, 2010. Dividends paid during the year would be added back to the December 31, 2010 amounts to determine the percentage increase.”

The Compensation Committee has annually set the performance criteria at levels where expected performance would result in the executives earning 50% of the restricted shares. However, actual results could result in none, some, or all of the shares being earned, as can be seen from the historical results, above. The executives have voting rights during the period of restriction, and will receive accumulated dividends on the shares actually earned when the period of forfeiture lapses.

The Compensation Committee remains of the view that for the long term, equity grants of stock options and restricted stock are an effective and important tool in both the compensation of management and in tying the goals and interests of management more closely to the goals and interests of the shareholders. The Board of Directors has adopted stock ownership guidelines for itself and for the executive officers; see “Stock Ownership Guidelines” below.

—    Clawback Policy

In order to further align management's interests with the interest of shareholders and support good governance practices, the Compensation Committee has adopted a clawback policy applicable to performance based incentive awards to the executives. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company's named executive officers, and the remainder of the management team, may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse. The Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms. The Committee will review its policy when the SEC adopts rules related to this provision.

—    Benefits

FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executives also participate in an executive disability policy which will provide benefits in case of covered disability up to full salary.

Two executive benefits have been frozen in recent years because they were not commonly used in peer group compensation plans. First was an executive life insurance program through which the executives were provided funds with which they could purchase a universal life policy in the amount of twice salary and bonus, less $50,000, paid up at age 65. This benefit was frozen at year end 2006 levels. Executives retained the face amount of universal life policies previously issued, and will receive payments in future years sufficient to maintain that amount. They are eligible to receive additional group life insurance coverage under the Company's all employee plan to maintain insurance coverage equal to twice salary, less the accrued universal life benefit. Second was a deferred compensation plan for the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan, either in the form of FBL's flexible premium deferred annuity, or in unregistered shares of common stock. This benefit was frozen at year end 2007.

—    Perquisites

The Company provides executives with the availability of limited reimbursement for financial planning services and tax return assistance. The Compensation Committee eliminated an automobile allowance and club dues after 2007. In their place, the Company made adjustments in the percentage levels available for performance related to equity incentive plan payments. This gives the affected officers the opportunity to earn a cash incentive based on performance that could exceed the value of the former perquisites. We have recently reintroduced a program of annual executive physicals which had been eliminated in 2009.

—    Retirement and Termination Benefits

Changes in our defined retirement benefit plan, effective at the beginning of 2008, act to reduce our benefit expenses while still leaving our executives and employees with competitive retirement opportunities. The reduction in defined benefit plan payments has been based on benchmarking studies of other companies within our industry and geographic location. See further description of the Company's retirement plans, including the revisions, at footnote 2 to the “Pension Benefits” table, below.

—    Change in Control Agreements

We formerly had change in control agreements with 24 officers. The Compensation Committee and the Board of Directors determined during 2009 that the agreements were beyond what the majority of our peer group companies were providing. The Board determined to withdraw from all change in control agreements as of December 31, 2009. It has adopted a revised change in control plan. None of the named executive officers have yet been made subject to the plan. The Board continues to study whether, and on what terms, it might make certain executives part of the revised change in control plan. The Board has determined that the named executive officers and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of salary to officers upon a change of control where the executive is terminated involuntarily without cause.

Apart from the change in control agreements, outstanding stock options and restricted stock grants had provisions for vesting upon a change in control. In other words, a single trigger of change in control could accelerate both the options and the restricted stock without a change in the executive's working conditions. Beginning with grants made after February 2009, restricted stock and stock options are subject to double trigger change in control vesting conditions, where a discernable change in the officer's working conditions must accompany the change of control before benefits are available.

Please see “Potential Payments Upon Termination or Change in Control" at page 42, for additional information regarding the change in control agreements.

—    Timing of Grants of Equity Awards

The Compensation Committee adopted a stock option policy at the time of the Company's initial public offering in 1996 which covers administrative matters, and at the same time instituted a practice for continuing employees of setting once a year option grant dates at January 15 (or next business day if January 15 falls on a weekend or holiday), and once a year restricted stock grants generally made in February. Grants are made at various times of the year for new employees and to recognize promotions. The Company is continuing that timeline for employees, but starting in 2009, the Company began to make equity awards to its directors at the date of the Company's annual meeting in May. The Company does not time its option and restricted stock grants in coordination with the release of material non-public information, and executives receive their grants at the same time as other participants.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

The compensation objectives described earlier include attracting and retaining executives who can aid in creating shareholder value, and effectively and appropriately compensating the executives and guiding their activities in response to targeted incentives, both short and long term. The amount of compensation, both in individual elements and in the aggregate, is targeted at the blended average of survey data and median compensation payments of a peer group of insurance and financial services companies.

We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area, because of the significant number of home offices of insurers located there.

Annual cash incentives keyed to short term objectives provide a second step in appropriate compensation. The performance targets, which have been used to determine annual cash incentives for all employees, emphasize expense control, growth in Company operations and profitability. “Pay for performance targets” for the named executive officers have been enhanced in recent years by putting a larger part of their potential compensation at risk in the annual cash incentive program.

Long-term objectives are enhanced by the use of equity grants in the form of stock options and performance based restricted stock. The stock options, which vest over five years, attain value in the hands of the executives as increases in the Company's stock price exceed the option exercise price. This creates a direct correlation to shareholder value. The performance based restricted stock grants require that the Company meet various targets related to earnings per share, return on equity, expense controls and growth in book value; these metrics are commonly used measures of performance and comparison by our analysts and investors.

The Compensation Committee reviews all elements of compensation, including executive benefits and perquisites, from time to time.

Stock ownership guidelines

The Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary.

To encourage ownership, the Compensation Committee in 2004 established Executive Ownership Guidelines. The Guidelines require the CEO within five years of start or promotion dates, to own FBL common stock worth three times annual base salary, and within ten years to own FBL common stock worth five times annual base salary. The CFO and Executive Vice Presidents are to own shares of FBL common stock worth two times annual base pay in five years, and three times annual base pay in ten years. All other members of the executive group (20 additional persons) are required to own shares worth at least one time annual base pay in FBL common stock within five years.

Most of the officers were making significant progress towards the ownership guidelines prior to recent market disruptions and significant downturns in stock prices. Given the substantial decline in the market value of Company common stock in 2008, the Compensation Committee in November 2008 determined to extend the timeline for reaching the ownership goals to December 31, 2012.

If the ownership guidelines are not met, the annual cash incentive of the particular officer, net of tax, could be required to be used to purchase FBL common stock for the account of the officer. The ownership guidelines do not recognize beneficial ownership of shares through performance based restricted stock grants until they are earned, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the deferred compensation plan and in the 401(k) plan.

Hedging Policy

Our policies do not permit our directors and management team officers, including our NEOs, to "hedge" their ownership by engaging in short sales or trading in any derivatives involving FBL securities, or to place FBL stock in a margin account.

Tax and regulatory matters

—    Internal Revenue Code § 162(m)

Internal Revenue Code §162(m) limits the deductibility of compensation paid to the CEO and the next three other most highly paid executives of a public company, other than the CFO, to $1 million per individual, subject to exceptions for performance based pay, among other items. All compensation paid to our named executive officers in 2010 will be deductible because we have not exceeded the §162(m) limits. We generally take performance based pay exceptions into account in structuring executive compensation. We have received shareholder approval of the material terms used in performance based compensation to qualify for appropriate §162(m) treatment. The CEO has been given discretion in 2011 to raise or lower cash incentive results to the executive officers and other members of the management team by up to 25% per individual, but not more than 5% for the group. This discretionary element would result in this element of compensation not being excepted from §162(m) in 2011. However, no payments will be permitted that would result in a loss of deductibility.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Tim H. Gill, Chair
Roger K. Brooks
Jerry L. Chicoine
John E. Walker

2010 COMPENSATION

The following table includes values for contingent compensation, such as unvested and/or unpaid stock awards and unexercised stock options. For example, performance based restricted stock awards that have been granted to the named executive officers but not paid by the Company have been valued in the table below based on the most probable outcomes as of the date of the grants, even in cases where the fair value of such awards determined as of the present date would be lower. The named executive officers may never realize the value of certain items included under the column headed “Total”, or the amounts realized may differ materially from the amount listed in the Summary Compensation Table and related footnotes. In addition, equity compensation is reported in several different tables in this Proxy Statement. Readers should take care to not “double count” equity awards.

Summary Compensation Table

Name & Position	Year(a)	Salary ___($)___	Bonus _($)_	Stock Awards(b) ___($)___	Option Awards(c) ___($)___	Non-Equity Incentive Plan Compensation(d) ____($)____	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(e) ____($)____	All Other Compensation (f) ___($)___	Total ___($)___
James E. Hohmann	2010	670,000	—	499,989	—	502,862	124,977	54,195	1,852,023
Chief Executive Officer and Director	2009	446,400	—	1,000,003	—	—	—	63,648	1,510,051

James P. Brannen	2010	432,900	—	238,093	236,291	357,400	442,368	40,338	1,747,390
Chief Financial Officer, Chief Administrative Officer and Treasurer	2009	416,250	—	40,225	125,410	312,604	244,028	38,874	1,177,391
	2008	416,250	—	228,934	205,116	117,593	209,413	39,256	1,216,562

Kevin R. Slawin	2010	400,000	—	219,999	222,401	300,216	56,235	64,921	1,263,772
Executive VP - Marketing & Distribution	2009	89,740	—	48,823	49,401	67,395	—	15,166	270,525

Charles T. Happel	2010	291,500	—	87,455	88,164	196,904	354,759	25,561	1,044,343
Executive VP - Chief Investment Officer	2009	275,000	—	14,495	48,859	154,894	182,168	23,613	699,029

Russell J. Wiltgen	2010	252,083	—	75,489	76,551	141,899	—	112,372	658,394
Chief Actuary

Bruce A. Trost	2010	410,141	—	225,578	223,907	307,827	735,543	501,780	2,404,776
Executive VP - Property Casualty Companies	2009	410,141	—	39,634	123,566	308,016	377,173	57,097	1,315,627
	2008	410,141	—	225,583	202,196	115,867	560,558	59,956	1,574,301

(a)
Year 2008 is not reported for Mr. Hohmann, Mr. Happel and Mr. Slawin, and years 2008 and 2009 are not shown for Mr. Wiltgen, because they were not named executive officers in those years. Mr. Hohmann became CEO in April 2009. Mr. Happel was promoted to Chief Investment Officer in September 2009. Mr. Slawin joined the Company in October 2009. Mr. Wiltgen joined the Company February 1, 2010. Mr. Trost was Executive Vice President through June 30, 2010. He is no longer with the Company.

(b)
Amounts in the stock awards column for 2009 and 2010 are performance based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. Amounts for 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, see footnote 9 to the consolidated financial statements contained in the Company's Form 10-K for the years ended December 31, 2010, 2009 and 2008. The maximum award value, if paid, would be:

Name	2010	2009	2008
James E. Hohmann	$2,999,961	$1,000,003	$—
James P. Brannen	476,186	80,449	457,869
Kevin R. Slawin	439,998	97,645	—
Charles T. Happel	174,909	28,990	—
Russell J. Wiltgen	150,977	—	—
Bruce A. Trost	451,156	79,269	451,168

James Hohmann was granted two different restricted stock grants in 2010. The target of one performance based stock award is shown above with a maximum value of $999,979. The target of the second bonus performance based restricted stock grant is zero, with a maximum value of $1,999,982.

(c)
Amounts in the option awards column are performance based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the full grant date values in accordance with FASB ASC Topic 718. Amounts for 2008 have been recomputed under the same methodology in accordance with SEC rules. For assumptions used in determining these values, see footnote 9 to the consolidated financial statements contained in the Company's Form 10-K for the years ended December 31, 2010, 2009 and 2008.

(d)
Non-equity incentive plan compensation of the named executive officers by its terms is paid between February 1 and March 15 of the year following performance. See “- Annual Cash Incentives” beginning on page 27 for further detail regarding payments under the Management Performance Plan.

(e)
All amounts in the pension values column represent actuarial increases in the present value of the benefits to the named executive officers under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(f)	All other compensation for 2010 includes the following:

2010 All Other Compensation

	Life Insurance Executive UL(1)	Life Insurance Term (1)	Defined Contribution Plan (2)	Perquisites (3)	Medical, Dental & LTD Insurance & Unused Flex Credits	Separation Payments	Total
Name	___($)___	___($)___	_____($)____	____($)___	_____($)____	___($)___	___($)___
James E. Hohmann	—	2,275	7,350	14,003	30,567	—	54,195
James P. Brannen	9,776	100	7,350	650	22,462	—	40,338
Kevin R. Slawin	—	1,423	7,350	31,969	24,179	—	64,921
Charles T. Happel	—	953	7,350	310	16,948	—	25,561
Russell J. Wiltgen	—	573	7,350	88,289	16,160	—	112,372
Bruce A. Trost	29,591	170	7,350	4,906	19,763	440,000	501,780

(1)    Certain named executive officers received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total benefit to two times salary and annual cash incentive, less $50,000.

(2)    Each named executive officer received Company matching contributions to the executive's 401(k) account up to ERISA limits.

(3)    Includes for the named executive officers year 2010 perquisites as listed. Mr. Wiltgen's perquisites included a moving expense of $66,338. No other perquisites or personal benefits were received by any of the named executive officers with a value in excess of the greater of $25,000 or 10% of such person's total perquisites. Items of value received by the various named executive officers in 2010 that do not reach the required perquisite disclosure level include (in aggregate dollars descending order): (i) taxable travel reimbursements; (ii) moving and relocation expenses; (iii) retirement and tax planning; and (iv) tickets. The perquisites are valued at incremental cost to the Company.

2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock: Number of Shares of Stock or Units(d) ____#___	All Other Awards: Number of Securities Underlying Options ____(#)____	Exercise or Base Price of Option Awards (e) __($/Sh)___	Grant Date Fair Value of Stock and Option Awards ___($)___
Name	Grant Date	Date of Board Action(a)	Threshold(b) ____($)____	Target ____ ($)___	Max ____($)____	Threshold ____#____	Target _____#_____	Max ____#___
James E. Hohmann	N/A	N/A	201,000	402,000	804,000
	2/17/2010	2/17/2010				269	22,411	44,822				999,979
	3/5/2010	2/17/2010				51,046		102,092				1,999,982
James P. Brannen	N/A	N/A	129,870	259,740	519,480
	2/16/2010	2/16/2010				143	11,929	23,857				476,186
	1/15/2010	11/16/2009								25,024	18.62	236,291
									3,403			62,521
Kevin R. Slawin	N/A	N/A	120,000	240,000	480,000
	2/16/2010	2/16/2010				132	11,022	22,044				439,998
	1/15/2010	11/16/2009								23,123	18.62	222,401
Charles T. Happel	N/A	N/A	65,588	131,175	262,350
	2/16/2010	2/16/2010				53	4,382	8,763				174,909
	1/15/2010	11/16/2009								9,191	18.62	88,164
Russell J. Wiltgen	N/A	N/A	56,719	113,437	226,875
	2/16/2010	2/16/2010				45	3,782	7,564				150,977
	2/1/2010	11/16/2009								8,213	18.02	76,551
Bruce A. Trost	N/A	N/A	123,042	246,085	492,169
	2/16/2010	2/16/2010				136	11,302	22,603				451,156
	1/15/2010	11/16/2009								23,709	18.62	223,907
									3,670			77,004
(a)    Long-term incentive equity awards are determined by the compensation committee based on formulas which provide an amount of dollars to be awarded to each recipient. For stock option awards, the dollars are divided by the Black-Scholes value on a subsequent measurement date, the date of grant, which determines the number of shares in the grant. Restricted stock grants are not finalized until performance terms are set by the committee in the first quarter of the year.
(b)    Amounts indicated as threshold payments represent the total payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation - Annual Cash Incentives,” above, for information regarding performance based conditions of the annual cash incentives.
(c)    Amounts in this column relate to shares of performance based restricted stock. Information regarding the performance targets for these awards is at “How we determine amounts under each element of compensation - Long-Term Incentives; Options and Restricted Stock”, above. Participants receive accrued dividends on shares when they vest. They can vote the shares from the date of grant.
(d)    Mr. Brannen was credited with 3,403 and Mr. Trost was credited with 3,670 deferred units in the Executive Deferred Salary and Bonus Plan for salary and non-equity incentive plan compensation they elected to defer during 2010. The units are payable one for one in shares of common stock at a future date.
(e)    The Company's annual grants of stock options are effective January 15 (or next business day) of each year, with the exercise price equal to that grant date closing price. The options vest 20% per year over a five year period and expire ten years from date of grant. For the named executive officers, the options are computed by a formula keyed to a percentage of annual base salary, which increases with the position and seniority of the officer.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2010. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Note 1 and 9 to the Company's audited consolidated financial statements for the year ended December 31, 2010 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plan (a)	2,313,699	$26.44	2,905,062	5,218,761
Director's deferred compensation plan	102,980		134,377	237,357
Executive deferred compensation plan	91,757		157,180	248,937
Total	2,508,436		3,196,619	5,705,055
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	6,372	$—	—	6,372

(a)
The Stock Compensation Plan also permits the grant of restricted nonvested stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant. The Company has granted 1,278,716 restricted shares beginning in 2004, of which at December 31, 2010, 261,297 shares have vested, 419,645 have been forfeited and 597,774 remain subject to forfeiture if performance targets or service requirements are not met. In 2010, 31,160 stock awards were also granted to directors under the Stock Compensation Plan. See "How we determine amounts under each element of compensation - Long-Term Incentives; Options and Restricted Stock".

Outstanding Equity Awards at Year End 2010

	_______________________Option Awards_______________________					___________________Stock Awards________________
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisible	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options ___(#)__	Option Exercise Price ___($)__	Option Expiration ___Date___	Number of Shares or Units of Stock that have not Vested ____#____	Market Value of Shares or Units of Stock that have not Vested __ $ __	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (f) ___#___	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ____$____
James E. Hohmann	—	—		—	—			73,457	2,106,012

James P. Brannen	6,361	—		17.97	1/15/2012
	6,607	—		19.50	1/15/2013
	3,543	—		25.60	1/15/2014
	5,181	—		26.35	1/17/2015
	5,138	1,285(a)		32.56	1/16/2016
	9,549	6,368(b)		37.86	1/15/2017
	10,564	15,847(c)		32.96	1/15/2018
	5,810	23,242(d)		12.90	1/15/2019
	—	25,024(e)		18.62	1/15/2020
	—	—		—	—			39,981	1,146,258

Kevin R. Slawin	931	3,725(d-1)		20.78	10/12/2019
	—	23,123(e)		18.62	1/15/2020
	—	—		—	—			15,467	443,446

Charles T. Happel	1,720	—		17.97	1/15/2012
	2,308	—		19.50	1/15/2013
	1,934	—		25.60	1/15/2014
	1,992	—		26.35	1/17/2015
	1,367	342(a)		32.56	1/16/2016
	924	618(b)		37.86	1/15/2017
	1,040	1,560(c)		32.96	1/15/2018
	1,690	2,536(c-1)		20.64	8/19/2018
	—	8,376(d)		12.90	1/15/2019
	—	9,191(e)		18.62	1/15/2020
	—	—		—	—			14,471	414,887

Russell J. Wiltgen	—	8,213(e)		18.02	2/1/2020
	—	—		—	—			3,782	108.430

Bruce A. Trost	1,000	—		25.60	1/15/2014
	1,435	—		27.06	10/1/2014
	8,635	—		26.35	1/17/2015
	13,772	3,443(a)		32.56	1/16/2016
	10,472	6,982(b)		37.86	1/15/2017
	10,408	15,615(c)		32.96	1/15/2018
	5,725	22,900(d)		12.90	1/15/2019
	—	23,709(e)		18.62	1/15/2020
	—	—		—	—			38,942	1,116,481

(a)	Vests January 16, 2011

(b)	Vests in equal portions January 15, 2011 and 2012
(c)    Vests in equal portions January 15, 2011, 2012 and 2013
(c-1)    Vests in equal portions August 19, 2011, 2012 and 2013
(d)    Vests in equal portions January 15, 2011, 2012, 2013 and 2014
(d-1)    Vests in equal portions October 12, 2011, 2012, 2013 and 2014
(e)    Vests in equal portions January 15, 2011, 2012, 2013, 2014 and 2015
(f)    Forfeiture restrictions of performance based restricted stock granted through 2008 lapse, if at all, three years after grant to the extent performance goals have been    met. In February 2011 the Compensation Committee certified that none of the restricted stock granted in 2008 had been earned; all shares in the 2008 grant were forfeited. Starting in 2009, the performance goals cover one year, and a total of three years service goals apply. The Compensation Committee has certified that 94.6% of the restricted stock granted in 2009, and 100% of the restricted stock granted in 2010, had met performance goals, and each were subject to additional service requirements.

Option Exercises and Stock Vested in 2010

	______Option Awards________		_______Stock Awards________
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	______#______	_____$_____	_____#_____	____$____
James E. Hohmann	—	—	97,826(a)	1,999,563
James P. Brannen	6,128	75,682	—	—
Kevin R. Slawin	—	—	—	—
Charles T. Happel	2,294	35,134	—	—
Russell J. Wiltgen	—	—	—	—
Bruce A. Trost	—	—	—	—

(a)     Mr. Hohmann surrendered 33,156 of these shares in payment of withholding taxes.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Plan and the supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

		Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name_____________	________Plan Name(a)(b)________	________#________	_______$______	_______$_______
James E. Hohmann	Qualified Retirement Plan	1	41,909	—
	Supplemental Retirement Plan	1	83,068	—
James P. Brannen	Qualified Retirement Plan	19	479,175	—
	Supplemental Retirement Plan	19	826,441	—
Kevin R. Slawin	Qualified Retirement Plan	1	27,835	—
	Supplemental Retirement Plan	1	28,400	—
Charles T. Happel	Qualified Retirement Plan	24	660,533	—
	Supplemental Retirement Plan	24	304,040	—
Russell J. Wiltgen	Qualified Retirement Plan	—	—	—
	Supplemental Retirement Plan	—	—	—
Bruce A. Trost	Qualified Retirement Plan	6	181,597	—
	Supplemental Retirement Plan	6	343,969	—
	Supplemental Retirement Plan - Prior Service (c)	34	2,265,779	—

(a)
For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 9, Retirement and Compensation Plans, to the Company's audited consolidated financial statements for the year ended December 31, 2010 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

(b)
Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $245,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code.

The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55, or have five years of service and retire at 65. The amount provided is a percentage of high 36 consecutive month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008, are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

(c)    As an inducement to employment, Mr. Trost was provided a similar benefit to the benefits provided in the plan through a nonqualified deferred compensation plan where he was given prior service credits for years of service with other Farm Bureau affiliated organizations. Payments under his plan will be offset by benefits he receives from plans of the prior employers.

2010 Non-Qualified Deferred Compensation

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance as Last FYE
Name	___Plan(a)(b)___	______$______	_______$_______	______$______	_____$_____	_____$_____
James E. Hohmann		—	—	—	—	—
James P. Brannen	Employer Match	—	—	506	—	58,426
	Salary Deferred Comp(c)	62,521	—	2,173	—	250,771
Kevin R. Slawin	Employer Match	—	—	—	—	—
Charles T. Happel	Employer Match	—	—	—	—	—
Russell J. Wiltgen	Employer Match	—	—	—	—	—
Bruce A. Trost	Employer Match	—	—	592	—	68,268
	Salary Deferred Comp(d)	77,004	—	3,276	—	378,022

(a)    Employer Match Deferred Compensation Plan — Employees are eligible to participate in this plan if they elect to defer the maximum amount to their 401(k) plan ($16,500 in 2010), are deferring salary under the Executive Deferred Compensation Plan, and after accounting for the deferrals their income is less than the compensation dollar limit in the 401(k) plan ($245,000 in 2010). The company contributes to each employee's account the amount that would have been the matching contribution to the 401(k) plan based on the compensation deferred. There are no employee contributions made to the plan. The employee may choose to base earnings on the contributions on an investment fund or on FBL Financial Group common stock. Earnings based on the investment fund are credited and debited as if the contributions were invested in that fund. Contributions invested in FBL Financial Group common stock are recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units. Distributions of amounts based on the investment fund are distributed in cash and amounts in stock units in shares of FBL Financial Group stock. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code §409A, or if approved, for an unforeseen financial hardship.

(b)    Executive Salary and Bonus Deferred Compensation Plan - Employees at the vice president level and above are eligible to participate in this plan. Employees may elect to defer a portion of their compensation and annual cash incentive in exchange for the right to receive shares of FBL Financial Group common stock at a future date. The deferred compensation is recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units for each employee in the plan. Distributions are in shares of FBL Financial Group stock equal to the number of units in the employee's account. Employees may elect to receive distributions in lump sum or five or ten annual installments and choose to receive distributions upon termination or another specified future date.

(c)    The table includes $62,521 of non-equity plan compensation received in 2010 for 2009 performance for Mr. Brannen which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr. Brannen's aggregate balance includes $108,409 previously reported as compensation income to him in prior years.

(d)    The table includes $77,004 of non-equity plan compensation received in 2010 for 2009 performance for Mr. Trost which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr. Trost's aggregate balance includes $228,156 previously reported as compensation income to him in prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The text and tables below reflect the amount of compensation to each of the named executive officers in the event of termination of employment at December 31, 2010. The amount of compensation payable to each named executive officer upon voluntary termination or termination for cause, involuntary not for cause termination, termination following a change in control and in the event of retirement, disability or death of the executive is shown below. The value of restricted stock and stock options was calculated using the year end closing stock price, $28.67. It was also assumed that none of the restricted stock goals were met for the 2008 grants, 94.6% were met for the 2009 grants, and 100% were met for the 2010 grants, in calculating the value vested for retirement or disability.

Payments Made Upon Voluntary Termination or Termination for Cause

Regardless of the manner in which a named executive officer's employment terminates, he or she is entitled to receive amounts earned during the term of employment. Such amounts would apply to a voluntary termination, and to a termination for cause, and would include:

•	Base salary to the termination date

•
Non-equity incentive compensation earned during the year (the Compensation committee retains negative discretion to limit or eliminate payment of cash incentives to any or all tiers, groups, segments, teams or individuals covered by the plan in its sole discretion)

•	Stock options which have vested, with 30 days to exercise

•	Executive's 401(k) account, including Company matching contributions, plus Company contributions and earnings under the employer match deferred compensation plan

•	Amounts contributed by the executive to the Executive Salary and Bonus Deferred Compensation Plan

•	Executive's accrued and vested retirement benefits

•	COBRA benefits are available for the purchase of medical and dental insurance

•	Group life insurance may be converted to an individual policy without proof of insurability, at executive's ongoing expense

•	Executive universal life policy may be maintained, by executive paying ongoing premium expense

Payments Made Upon Involuntary Termination - Not for Cause

The Board of Directors in January 2009 revised the severance terms potentially available to the members of the Company's management team, including the named executive officers, in case of involuntary termination - not for cause. As for all exempt personnel, the Company provides severance pay in its discretion on a sliding scale of up to 12 months severance for a person with 20 or more years of service. The sliding scale is in six increments based upon completed years of service: 0 years, 1 month; 1 to 4 years, 3 months; 5 to 14 years, 6 months; 15 to 19 years, 9 months; 20 or more years, 12 months. The Board retains the discretion to amend, replace and/or repeal the severance benefit.

In addition, all restricted stock awards beginning in 2009 contain “double triggers” so that the awards do not vest just upon a change in control. Rather, vesting of these awards is triggered upon change in control when employment is terminated by the Company other than for cause, or by the employee for good reason.

Payments Made Upon a Change in Control

The Company has terminated all Change in Control Agreements with the named executive officers. The Board adopted a policy that in the event of a termination not for cause made in conjunction with a change in control that members of the management team would be paid under the severance policy sliding scale described above, except that all members of the management team would receive at least six months severance.

Payments Made Upon Retirement

In the event of the retirement eligibility of a named executive officer, in addition to the payments and transfers listed above:

•	All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from retirement

•
Restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the retirement date divided by the period from the grant date to the lapse date.

•	Amounts accrued and vested under the Company's Retirement Plan and Supplemental Retirement Plan

•	The executive at his expense may participate in the retiree group health plan for medical coverage; the executive may elect to purchase dental coverage under COBRA

•	The executive receives a $15,000 group term life policy

•	Qualifying executives receive a lump sum payment for the executive universal life policy sufficient for it to be paid up at its December 31, 2006 value at age 65, to endow at age 95

Payments Made Upon Disability or Death

In the event of the death or disability of a named executive officer, in addition to the benefits listed above at Payments Made Upon Termination and Payments Made Upon Retirement, the named executive officer will receive benefits under the Company's disability plan or payments under the Company's life insurance plan, as appropriate.

The disability benefits to executives are in two pieces. First, coverage under the Company's group disability plan at 50% of pre-disability earnings with a maximum annual benefit of $240,000 (on $480,000 earnings). This is taxable income to the recipient. Second, coverage under an individual policy issued to the executives to cover an additional 25% of pre-disability earnings with a maximum annual benefit of $90,000 (on $360,000 earnings). Executives recognize taxable income equal to the premium payment on this policy, resulting in the disability payments from the individual policy being not taxable income.

All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from death or disability. Upon disability, restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the disability date divided by the period from the grant date to the lapse date. In the event of death of an executive, restricted stock grants would vest immediately as to a pro rata portion of the shares measured from the grant date to date of death, divided by the period from the grant date to the lapse date. For grants of restricted stock made through 2010, vesting in the event of death is not subject to performance goals. For grants of restricted stock in 2011, all cases of termination of employment result in forfeiture of any shares not earned under performance terms of the grant, and forfeitures of earned shares are then prorated over the service term of the grant.

In the event of death of an executive, the group life death benefit, and the executive universal life death benefit, would be paid to the beneficiary.

Potential Payments Upon Termination or Change in Control
James E. Hohmann	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$167,500	$335,000	$	$	$
Annual cash incentive
"In the money" value of unexercisable options
Outstanding Unvested Restricted Stock				1,772,876	356,957	844,787	844,787
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							670,000
Executive UL
Excise tax gross up for change in control
Total	$	$	$167,500	$2,107,876	$356,957	$844,787	$1,514,787

James P. Brannen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$324,675	$324,675	$	$	$
Annual cash incentive
"In the money" value of unexercisable options				618,018	618,018	618,018	618,018
Outstanding Unvested Restricted Stock				1,949,216	680,217	680,217	1,125,463
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							2,289,132
Executive UL							692,876
Excise tax gross up for change in control
Total	$	$	$324,675	$2,891,909	$1,298,235	$1,298,235	$4,725,489

Kevin R. Slawin	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$100,000	$200,000	$	$	$
Annual cash incentive
"In the money" value of unexercisable options				261,776	261,776	261,776	261,776
Outstanding Unvested Restricted Stock				766,722	253,439	253,439	257,885
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							1,869,000
Executive UL
Excise tax gross up for change in control
Total	$	$	$100,000	$1,228,498	$515,215	$515,215	$2,388,661

Charles T. Happel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$291,500	$291,500	$	$	$
Annual cash incentive
"In the money" value of unexercisable options				244,823	244,823	244,823	244,823
Outstanding Unvested Restricted Stock				597,884	246,438	246,438	297,606
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							446,000
Executive UL
Excise tax gross up for change in control
Total	$	$	$291,500	$1,134,207	$491,261	$491,261	$988,429

Russell J. Wiltgen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$22,917	$137,500	$	$	$
Annual cash incentive
"In the money" value of unexercisable options				87,468	87,468	87,468	87,468
Outstanding Unvested Restricted Stock				216,860	60,239	60,239	60,239
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							1,100,000
Executive UL
Excise tax gross up for change in control
Total	$	$	$22,917	$441,828	$147,707	$147,707	$1,247,707

Bruce A. Trost	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__

Base Salary	$	$	$205,070	$205,070	$	$	$
Annual cash incentive
"In the money" value of unexercisable options				599,408	599,408	599,408	599,408
Outstanding Unvested Restricted Stock				1,894,714	663,037	663,037	1,101,766
Retirement Plans: Enhanced Benefit
Medical
Group Term Life							395,774
Executive UL							1,040,539
Excise tax gross up for change in control
Total	$	$	$205,070	$2,699,192	$1,262,445	$1,262,445	$3,137,487

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to our Corporate Compliance Manual and Code of Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the business is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Conduct and related policies, and the Audit Committee of our Board is responsible for overseeing our Ethics and Compliance Program. Our Board members are also subject to compliance with our Code of Conduct. Our Code of Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person, or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiaries. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. EquiTrust Life markets individual annuity and life products through independent agents and brokers in all states except New York. In addition, we provide management and administrative services to two Farm Bureau affiliated property-casualty companies. These include investment advisory and marketing and distribution services.

Management and Marketing Agreements

We have management agreements with Farm Bureau Property & Casualty and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2010 totaled $3,354,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2010 we incurred related expenses totaling $1,006,000.

We have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty and another affiliate. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,467,000 to Farm Bureau Property & Casualty under this arrangement during 2010.

Relationship with Farm Bureau Organizations

American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau organizations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau organizations throughout the country agree to cooperate in reaching these objectives.

American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $514,000 for 2010. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,459,000. Royalty payments in 2010 in excess of $120,000 were made to the Farm Bureau organizations in Kansas ($315,000), Oklahoma ($171,000) and Nebraska ($139,000).

Other Services, Transactions and Guarantees

We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,316,000 for 2010. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Property & Casualty and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2010, Farm Bureau Property & Casualty and its affiliates paid us approximately $403,000 for use of such aircraft.

Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2010, Farm Bureau Property & Casualty paid us approximately $2,102,000 for these leases. Certain leases were discontinued in 2009 and 2010 resulting in an expense reimbursement to the IFBF of approximately $126,000.

We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $1,581,000 in 2010.

Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Property & Casualty and its affiliates paid us approximately $1,140,000 for these services in 2010.

Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2010 under this arrangement totaled $1,078,000 from Farm Bureau Property & Casualty and its affiliates and $192,000 from other Farm Bureau organizations.

PROPOSAL TWO - ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), we seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company's named executive officers' compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. To the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Management Development and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As we discuss in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company's principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company's performance against measurable financial goals, as well as each executive's individual performance.

•
We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer's job responsibilities.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company's Proxy Statement for its 2011 Annual Meeting.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL THREE - ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as the proposal contained in Proposal Two above of this Proxy Statement. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After considering this agenda item, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. The Board's determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Management Development and Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for FBL, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our board recommends that the advisory vote on executive compensation be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

"RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by stockholders to approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure."

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Compensation Committee value the opinions of our stockholders and will consider our stockholders' vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and FBL to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NUMBER FOUR - APPROVAL OF AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION RELATING TO THE NUMBER OF CLASS A DIRECTORS AND CLASS B DIRECTORS OF THE COMPANY.

GENERAL

The listing requirements of the New York Stock Exchange, on which the Company's Class A shares are traded, require most public companies to have a board of directors of which a majority of the directors are "independent." This requirement does not apply to a company if more than 50% of its voting power is held by an individual, a group or another company. The Iowa Farm Bureau Federation (“IFBF”) owns approximately 63.9% of the voting power of the Company. Despite that ownership, and with the concurrence of that majority shareholder, since 2004 our Board has consisted of a majority of independent directors. The Board has consisted of eight Class A directors, seven of whom are independent with the eighth being the CEO, and five Class B directors, all being affiliated with IFBF or with other Farm Bureau organizations. While several of the Class B directors may qualify as independent under the NYSE rules, the Company has assumed none of the Class B directors are independent for purposes of determining which directors constitute an independent majority.

Although IFBF does not intend to assert its majority voting power by proposing and electing more Class B directors, it is prepared to allow the Board to become smaller through attrition should existing Class A directors resign or not seek reelection. None of the independent directors have informed us of plans to resign or retire.

We are at this time asking our shareholders to consider and approve the recommendation of the Board of Directors that our Articles of Incorporation be amended to permit us to have fewer Class A directors, and to no longer require the Class B directors to always number at least three less than the number of Class A directors. This may result in us no longer having a majority of Class A directors whenever one of the existing independent Class A directors resigns or does not seek reelection.

Class A directors are elected by a vote of the Class A shareholders and holders of the Series B preferred stock, voting together as a single class. There are currently eight Class A directors. Class B directors are elected by a vote of the Class B shareholders only. Class B shares are owned by Farm Bureau entities only. Our current Articles of Incorporation and Bylaws require that the number of Class B directors be no less than three less than the number of Class A directors. We currently have five Class B directors.

The proposed amendments to our Articles of Incorporation would decrease the minimum potential number of Class A directors from eight (8) to four (4) and would remove the provision requiring the number of Class B directors to be no less than three less than the number of Class A directors. Approval of Proposal 4, and a corresponding change to the Company's Bylaws, will allow the Board from time to time to determine if the Company will have a Board with a majority of Class A directors or with a majority of Class B directors affiliated with the majority shareholder.

It is anticipated that the CEO of the Company will continue to be a Class A director, although not counted as an independent director.

RESOLUTIONS

Resolutions to be presented to the shareholders regarding the amendments to the Articles of Incorporation read as follows:

Resolved that Section 2 of Article VI of the FBL Articles of Incorporation be amended to read as follows:

"Number: The number of Class A Directors of the Corporation shall be not less than four (4) nor more than ten (10). The number of Class B Directors of the Corporation shall be not less than five (5) nor more than seven (7)."

Resolved that Section 3 of Article VI of the FBL Articles of Incorporation be amended to read as follows:

"Class A Director Qualifications and Removal. Not less than four (4) nor more than ten (10) Class A Directors (the exact number to be set from time to time by resolution of the Board of Directors) shall be elected annually by the holders of the Class A Common Stock. Class A Directors may be removed without cause by the holders of a majority of the outstanding Class A Common Stock."

REASONS FOR THE AMENDMENTS.

IFBF has been the majority shareholder of the Company since our initial public offering in 1996. Over the last seven years the Board has consisted of a majority of Class A directors. While IFBF is comfortable that the Board as currently constituted has appropriately represented the interests of the shareholders, including its interests as majority shareholder, it is interested in reducing the expenses of a thirteen person Board. IFBF believes that a Board of nine or ten directors may be a more optimal size for efficient yet thorough deliberations. The amendments will allow the Board to naturally reduce in size as Class A members resign or don't stand for reelection.

Under the New York Stock Exchange "controlled company exemption", we could continue to be listed on the New York Stock Exchange without having a majority of independent directors as long as the Iowa Farm Bureau Federation continues to own more than 50% of our voting shares. In addition, we need to maintain at least three independent directors in the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. Without a majority of Class A directors we may become ineligible for listing twelve months after majority ownership falls below 50%. IFBF has not expressed any plans that would result in its majority ownership falling below 50%. However, efforts by us to prevent the loss of 50% voting control by the Iowa Farm Bureau Federation could include limiting the issuance of additional shares, which, in turn, could adversely affect our ability to engage in certain transactions which otherwise might be of advantage to our shareholders.

STOCKHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

All of our Class B common stock is owned by Farm Bureau organizations or their affiliated entities. As holders of all of the Class B common stock of the Company, these organizations have entered into the Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock (Class B Shareholders' Agreement).

As amended in 2004, the Class B shareholders have agreed they will elect five (5) Class B directors each year, to be nominated by a committee consisting of all the presidents of the 15 state Farm Bureaus, all of which own or are affiliated with the owners of the Class B common stock. The five nominees must be one of the 15 presidents, or one officer of a Farm Bureau organization.

IMPLEMENTING PROPOSAL 4.

If the shareholders approve Proposal 4, we will promptly file the amendment to our Articles of Incorporation with the Iowa Secretary of State. There would be no change in our plans to have seven independent directors and one management director, elected by the Class A Stockholders at the meeting, and to have the Class B stockholders elect five Class B directors to the Board of Directors at the annual meeting.

The Class B Stockholders' Agreement was amended in 2004 to provide that the Class B shareholders will elect five (5) Class B directors nominated by the Class B stockholders. There are no current proposals to further amend that Agreement.

Section 2.2 of our Bylaws contains certain provisions relating to the nomination and number of Class A directors. Upon approval of the foregoing shareholder resolutions, the Board of Directors will promptly amend Bylaw 2.2 to read as follows:

2.2 Number of Directors. The number of Class A Directors shall be not less than four (4) nor more than ten (10) with the exact number as determined from time to time by resolution of the Board of Directors. The number of Class B Directors shall be not less than five (5) nor more than seven (7) with the exact number as determined from time to time by written agreement of the holders of at least a majority of the Class B Common Stock.

Subsequent events would govern at what time the number of independent directors would no longer constitute a majority, and at what time our New York Stock Exchange listing would again depend upon IFBF maintaining ownership and control of at least 50% of our voting shares.

VOTE REQUIRED.

Adoption of the proposed amendments to our Articles of Incorporation set forth in Proposal 4 will require the separate vote of the following voting groups, each as described below:

•	approval of the holders of a majority of the Class A common stock present at the meeting if more than 50% of such shares are represented;

•	approval of the holders of a majority of the Class B common stock present at the meeting if more than 50% of such shares are represented; and

•	approval of the holders of a majority of the outstanding shares of Series B Preferred Stock.

The amendments will be adopted if more votes of the Class A common stock and more votes of the Class B common stock are cast for the amendments than are cast against the amendments and if at least a majority of the outstanding shares of the Series B Preferred Stock are cast for the amendments.

Votes marked as abstain shall be of no effect in causing the matter to be approved or not to be approved by the holders of the Class A common stock or the holders of the Class B common stock. Votes marked as abstain shall have the effect of a vote "against" the amendments as to the Series B Preferred Stock.

Iowa Farm Bureau Federation has informed the Company that it intends to vote in favor of Proposal 4. Because of the voting power of IFBF, this proposal is assured passage.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THESE AMENDMENTS TO THE ARTICLES OF INCORPORATION.

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2010, management continued the evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the year, the Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting.
The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company's Annual Report on Form 10-K related to its audit of (i) the effectiveness of internal control over financial reporting and (ii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal year 2011.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 114, “The Auditor's Communication with Those Charged with Governance” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board's Ethics and Independence Rule 3256, “Communications with Audit Committees Concerning Independence,” and the Audit Committee has discussed with Ernst & Young LLP the firm's independence.
Based on the committee's review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Robert H. Hanson
Edward W. Mehrer

PROPOSAL NUMBER FIVE - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2011. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

Ernst & Young LLP provided audit and other services during 2010 and 2009 for fees totaling $1,530,100 and $1,747,500, respectively. This included the following fees:

Audit Fees: $1,415,700 and $1,633,300, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's Reports on Form 10-Q;

Audit Related Fees: $83,600 and $99,100, respectively, primarily for employee benefit plan audits;

Tax Related Fees: $51,800 and $15,100, respectively, for tax compliance, tax consulting and tax planning;

All Other Fees: $0 and $0, respectively.

The Company's policy, as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The committee has determined to grant general pre-approval authority to management of $10,000 per engagement for tax, audit and audit related services, each not to exceed $40,000 in total in a calendar quarter. In each case the services must be routine and recurring, and must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.